UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT

PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒               Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ARAVIVE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

Aravive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address of principal executive offices)

(936) 355-1910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.    Other Events.

On February 1, 2022, Aravive, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A relating to the special meeting of the Company’s stockholders to be held on April 1, 2022 to, among other things, vote on a proposal to approve, for the purposes of complying with Listing Rule 5635(b) of The Nasdaq Stock Market LLC (“Nasdaq”), the issuance of up to 4,545,455 shares of the Company’s common stock, par value $0.0001 per share, in the aggregate (subject to adjustment under certain circumstances), upon exercise of the pre-funded warrant (the “Pre-Funded Warrant”) issued by the Company on January 5, 2022 to Eshelman Ventures, LLC, a North Carolina limited liability company (“Eshelman Ventures”), pursuant to the terms of that certain Investment Agreement (the “Investment Agreement”) entered into on January 3, 2022 by and among the Company, Eshelman Ventures, LLC and, solely for purposes of Article IV and Article V of the Investment Agreement, Fredric N. Eshelman, Pharm.D. (the “Issuance Proposal”). The Company subsequently filed, on February 11, 2022, a definitive Proxy Statement (the “Definitive Proxy Statement”) with respect to, among other things, the Issuance Proposal.

On February 16, 2022, the Company received a letter (the “Demand Letter”) from a purported shareholder of the Company stating, among other things, the shareholder’s belief that the Company’s Proxy Statement omits material information with respect to the Issuance Proposal and demanding that the Company make additional and supplemental disclosures regarding the sale of the Pre-Funded Warrant to Dr. Eshelman prior to the Special Meeting.

The Company believes that the claims asserted in the Demand Letter are entirely without merit and that no further disclosure is required by applicable rule, statute, regulation or law beyond that already contained in the Definitive Proxy Statement. However, to preclude and avoid the cost and distraction of a potential lawsuit regarding the sufficiency of the disclosures in the Definitive Proxy Statement that may delay or otherwise adversely affect the approval of the Issuance Proposal, the Company has determined that it will voluntarily make certain supplemental disclosures to the Definitive Proxy Statement related to the Issuance Proposal set forth below (the “Supplemental Disclosures”). Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the Supplemental Disclosures set forth herein. To the contrary, the Company specifically denies that any additional disclosure was or is required.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

The Supplemental Disclosures should be read in conjunction with the Definitive Proxy, which should be read in its entirety and is available free of charge on the SEC’s website at www.sec.gov. Page number references below are to page numbers in the Definitive Proxy Statement, and capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent the information in the Supplemental Disclosures differs from or conflicts with the information contained in the Definitive Proxy Statement, the information set forth in the Supplemental Disclosures shall be deemed to supersede the respective information in the Definitive Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement.

The disclosure on page 10 of the Definitive Proxy Statement is hereby supplemented by amending and restating the section “Reasons for the Transactions and Effect on Current Stockholders” as follows:

Reasons for the Transactions and Effect on Current Stockholders

To date, the Company has not generated any revenue from commercial sales of any of its product candidates. Since its inception, the Company has financed its operations through private placements of its equity securities, public offerings of its common stock, debt financing, grant proceeds, sales of common stock through its at the market facility as well as payments received from license agreements. At September 30, 2021, the Company had an accumulated deficit of approximately $526.8 million and working capital of $57.3 million and cash and cash equivalents of approximately $67.5 million. As stated in its most recent corporate presentation filed with the Securities and Exchange Commission on March 3, 2022, the Company’s cash runway is expected to fund its base operating plan into the fourth quarter of 2022 and as stated in its Quarterly Report on Form 10-Q for the quarter ended September 30,2021, the Company will need to obtain additional financing in order to pursue its clinical development programs including advancing its clinical development program to later stages of development, build out its pipeline and fund operations for the foreseeable future and it will continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. These factors raised substantial doubt about its ability to continue as a going concern.

The Company’s Board of Directors (the “Board”) determined that the issuance of the Pre-Funded Warrant pursuant to the Investment Agreement and the Warrant Shares issuable upon exercise of the Pre-Funded Warrant was in the best interests of the Company and its stockholders. In making this determination, the Board of Directors considered certain factors including, without limitation, the Company’s need for capital, the cost of capital and the Company’s short-term and long-term goals.

On November 9, 2021, management presented to the Board its estimates of terms for a public offering of its common stock. On December 10, 2021, the Board met again at an in person meeting. At the meeting, Company management reviewed capital needs for the Company, including financing scenarios. In addition, two different investment banks presented to the Board information regarding market conditions and pricing of recent transactions, noting that for most financings the price of the common stock sold in the financing was at a fairly large discount to the market price and that several recent biotech financings included the issuance of warrants in addition to common stock. One of the investment banks noted that since February 2021, the biotech sector had significantly underperformed the general market, was the worst performing S&P 500 section for 2021 and companies raising money opportunistically out of need for capital were seeing steep discounts to the market price to generate investor demand. It was also noted that many investors had taken substantial losses at the end of 2021 and that a financing at the beginning of the new year in 2022 would be preferable. In addition, when discussing alternative financing options for the Company, the investment bank noted in its presentation that a financing for the Company may require, in addition to a commission to the investment bank of approximately 6% of the gross proceeds raised in the offering, a steep discount in the price per share paid by investors of a minimum of 20% to in excess of 30% and the potential for up to 100% warrant coverage with a 15-25% discount.

During December 2021, Dr. Eshelman indicated that he may be willing to assist the Company in its capital needs by making an investment of $10 million at market price. Dr. Eshelman, management and outside counsel for the Company thereafter discussed structuring the investment as the purchase of a Pre-Funded Warrant. On January 3, 2022, the Board met to discuss, among other things, the proposed investment of Dr. Eshelman and Eshelman Ventures in the Pre-Funded Warrant. During the Board meeting Dr. Eshleman, excused himself from the meeting in order to allow the Board to meet and discuss the terms of the proposed financing. In addition, due to the related party nature of the transaction, the Board recessed its meeting in order to allow the Audit Committee, comprised of Sigurd Kirk, Michael Rogers, Eric Zhang and Amato Giaccia, to separately meet to discuss the transaction. At the reconvened meeting of the Board, the Audit Committee thereupon recommended to the Board that it approve the transaction and the Board subsequently determined to approve the proposed investment by Dr. Eshelman and Eshelman Ventures in the Pre-Funded Warrant.

The Board considered the price of the Pre-Funded Warrant under the Investment Agreement, which was $2.20 per share and was at market with no discount (the consolidated closing bid price of the common stock on The Nasdaq Global Select Market on December 31, 2021), for an aggregate purchase price of $10,000,001. The Board also considered the fact that the transaction did not include a warrant to purchase shares of the Company’s common stock in addition to the Pre-Funded Warrant and that no commission would be paid to an investment bank. The Board also considered the risk that the Pre-Funded Warrant may remain outstanding and unexercised. The issuance of the shares of common stock upon exercise of the Pre-Funded Warrant will not affect the rights of the holders of outstanding common stock, but such issuances will have a dilutive effect on the existing stockholders, including the voting power and economic rights of the existing stockholders. See “Effect of the Issuance Proposal on Current Stockholders–Potential Dilutive Effect to Existing Stockholders”. In addition, the Board considered that upon exercise of the warrant the percentage of the Company’s outstanding stock beneficially held by Dr. Eshelman and his affiliates would increase to 32.7%, which would require stockholder approval under applicable stock exchange rules. The Board also considered that the Company planned to continue efforts to raise capital going forward, which was expected to dilute Dr. Eshelman and his affiliate’s percentage ownership of the Company. Neither Dr. Eshelman nor Eshelman Ventures indicated then, nor have they indicated subsequently, that they would impede a future capital raise that could result in such dilution or percentage reduction. Nor has Dr. Eshelman or Eshelman Ventures requested the right to designate additional directors to the Board in connection with this transaction. Having considered all of these factors, the Board determined that the transaction was in the best interests of the Company and the stockholders. Notably, the price to be paid by Eshelman Ventures, $2.20 per share, is considerably above the common stock market price as of the date of these Supplemental Disclosures.

Important Information About the Issuance Proposal and Where to Find It

A full description of the terms of the Issuance Proposal is provided in the Definitive Proxy Statement. The Company urges its investors, stockholders and other interested persons to read the Definitive Proxy Statement as well as other documents filed with the SEC because these documents will contain important information about the Company and the Issuance Proposal. The Definitive Proxy Statement was mailed on or about February 15, 2022 to Company stockholders of record as of the close of business on February 3, 2022. Stockholders are also able to obtain a copy of the Definitive Proxy Statement, and other documents filed with the SEC without charge, by directing a request to: Corporate Secretary, Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098. The Definitive Proxy Statement can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the Issuance Proposal under the rules of the SEC. Information about the directors and executive officers of the Company is set forth in the Company’s Definitive Proxy Statement, and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Corporate Secretary, Aravive, Inc., 3730 Kirby Drive, Suite 1200, Houston, Texas 77098.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2022	ARAVIVE, INC. (Registrant)

	By:	/s/ Vinay Shah
	Name:	Vinay Shah
	Title:	Chief Financial Officer